EXHIBIT 99

FOR IMMEDIATE RELEASE
CONTACT:  Debbie Koopman
          (630) 769-2596
          Debbie_Koopman@spgl.com

The Spiegel Group Identifies Eddie Bauer Stores to Close

Stores to Remain Open Through Completion of Store-Closing Inventory Sales

DOWNERS GROVE, Ill. - December 30, 2003 - The Spiegel Group (Spiegel, Inc.) today announced the location of 29 Eddie Bauer stores it intends to close in 2004, 16 of which involve natural lease expirations. These store closings are part of the company's ongoing efforts to improve the productivity of its store portfolio. The company filed a motion with the Bankruptcy Court
(the Court) on December 5, 2003, seeking approval of its store-closing plan. In November, the Court, in response to a separate motion filed by the company, approved the opening of up to 17 Eddie Bauer stores in 2004.
  Store-closing sales are expected to begin on or about January 9, 2004, subject to Court approval of the December 5, 2003 motion filed by the company. The stores will remain open for business, on a store-by-store basis, until the related store-closing inventory sales are completed. The company will assess inventory writedowns, if any, associated with these store closings on a going forward basis.
  Fabian Mansson, president and chief executive officer of Eddie Bauer stated, "We continue to focus on improving the productivity of our store base. We have made progress this year in our efforts to position Eddie Bauer as the rugged outdoor American lifestyle brand by refining our product offer and reshaping our store portfolio."
  Eddie Bauer currently operates 469 stores in the United States and Canada, including 330 apparel stores, 36 home stores and 103 outlet stores. A list of the stores scheduled for closure follows. The list includes 25 apparel stores and four outlet stores, located throughout the United States.
  The Spiegel Group is a leading international specialty retailer marketing fashionable apparel and home furnishings to customers through catalogs, specialty retail and outlet stores, and e-commerce sites, including eddiebauer.com, newport-news.com and spiegel.com. The Spiegel Group's businesses include Eddie Bauer, Newport News and Spiegel Catalog. Investor relations information is available on The Spiegel Group Web site at http://www.thespiegelgroup.com.

Forward-Looking Statements
  This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based upon the company's current expectations and assumptions. You should not place undue reliance on those statements because they speak only as of the date of this release. Forward-looking statements include information concerning the company's possible or assumed future financial condition or results of operations. These statements often include words such as "expect," "plan," "believe," "anticipate," "intend," "estimate," or similar expressions. As you read and consider this release, you should understand that these statements are not guarantees of financial condition, performance or results. They involve risks, uncertainties and assumptions. Although the company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual financial results and actual results could differ materially from the forward-looking statements. These factors include, but are not limited to, uncertainty regarding the company's ability to continue as a going concern; uncertainty regarding the company's ability to operate pursuant to the terms of the debtor-in-possession (DIP) financing facility; uncertainty regarding the company's ability to develop and consummate one or more plans of reorganization; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the company to propose and confirm one or more plans of reorganization, for the appointment of a Chapter 11 trustee or to convert the Chapter 11 case to a Chapter 7 case; the effect on the company's net sales and cash flow of its decision to stop accepting private-label credit cards at its merchant companies; the effects on the company of the Pay-Out Events experienced by all of the company's securitization agreements that are backed by the company's credit card receivables; the ultimate effect on the company of the pending investigation by the SEC; the uncertainty relating to the outcome of the liquidation of the bankcard segment; the ability of the company to maintain trade credit and contracts that are important to its operations; the financial strength and performance of the retail and direct marketing industry; changes in consumer spending patterns; risks associated with collections on the company's credit card portfolio; the success of merchandising, advertising, marketing and promotional campaigns; and various other factors beyond the company's control.
  All future written and oral forward-looking statements made by the company or persons acting on the company's behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for the company's ongoing obligations to disclose material information as required by the federal securities laws, the company does not have any obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.


EDDIE BAUER STORES SCHEDULED FOR CLOSURE

STORE NAME                  CITY               ST   TYPE
------------------          ---------------    --   -------
Shattuck Avenue             Berkeley           CA   Apparel
Los Cerritos Center         Cerritos           CA   Apparel
Del Monte                   Monterey           CA   Apparel
Chapel Hills Mall           Colorado Springs   CO   Apparel
Meriden Square              Meriden            CT   Apparel
North Point Mall            Alpharetta         GA   Apparel
Stratford Square            Bloomingdale       IL   Apparel
Ford City North             Chicago            IL   Outlet
Montgomery                  Bethesda           MD   Apparel
Fairlane                    Dearborn           MI   Apparel
Oakland Mall                Troy               MI   Apparel
Cary Village                Cary               NC   Apparel
Southpark                   Charlotte          NC   Apparel
Monmouth Mall               Eatontown          NJ   Apparel
Newport                     Jersey City        NJ   Apparel
Fashion Outlet of Las Vegas Primm              NV   Outlet
Bridgehampton               Bridgehampton      NY   Apparel
45th and 3rd Avenue         New York           NY   Apparel
Gresham Station             Gresham            OR   Outlet
Salem Centre                Salem              OR   Apparel
Columbiana Center           Columbia           SC   Apparel
Columbia Mall               Columbia           SC   Apparel
Vista Ridge Mall            Lewisville         TX   Apparel
South Plains                Lubbock            TX   Apparel
Bandera Pointe              San Antonio        TX   Outlet
Z.C.M.I.                    Salt Lake City     UT   Apparel
Southhill Mall              Puyallup           WA   Apparel
Vancouver                   Vancouver          WA   Apparel
Bayshore Shopping Center    Milwaukee          WI   Apparel